UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2014

TRINET GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36373	95-3359658
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

1100 San Leandro Blvd., Suite 400 San Leandro, CA		94577
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 352-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 9, 2014, TriNet Group, Inc. (the “Company”), as guarantor, and its wholly-owned subsidiary, TriNet HR Corporation, as borrower (the “Borrower”), entered into an Amended and Restated First Lien Credit Agreement, dated as of July 9, 2014 (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement amends and restates the Borrower’s prior credit agreement, dated as of August 20, 2013 (the “Existing Credit Agreement”), among the Company, the Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

The Amended and Restated Credit Agreement provides for: (i) $375 million principal amount of “Tranche A Term Loans”, (ii) $200 million principal amount of “Tranche B Term Loans” (together with the Tranche A Term Loans, the “New Loans”), and (iii) a revolving credit facility of $75 million (the “Revolving Credit Facility”).

The Tranche A Term Loans and the Revolving Credit Facility will mature on July 9, 2019. The Tranche B Term Loans will mature on July 9, 2017. The Borrower used the proceeds of the New Loans to repay in full all outstanding term loans under the Existing Credit Agreement and to pay fees and expenses related thereto. Loans under the Revolving Credit Facility after the closing date are expected to be used for working capital and other general corporate purposes.

The Tranche A Term Loans and loans under the Revolving Credit Facility bear interest, at the Borrower’s option, at a rate equal to either the LIBOR rate, plus an applicable margin equal to 2.75% per annum, or the prime lending rate, plus an applicable margin equal to 1.75% per annum. The applicable margins for the Tranche A Term Loans and loans under the Revolving Credit Facility are subject to reduction by 0.25% or 0.50%, or increase by 0.25% based upon the Company’s total leverage ratio. The Tranche B Term Loans bear interest, at the Borrower’s option, at a rate equal to either the LIBOR rate, plus an applicable margin equal to 2.75% per annum or the prime lending rate, plus an applicable margin equal to 1.75% per annum. The Borrower is required to pay a commitment fee of 0.50%, subject to decrease to 0.375% based on the Company’s total leverage ratio, on the daily unused amount of the commitments under the Revolving Credit Facility, as well as fronting fees and other customary fees for letters of credit issued under the Revolving Credit Facility.

The Borrower’s obligations under the Amended and Restated Credit Agreement and any hedging or treasury management obligations entered into with a lender are guaranteed by the Company and each of the Company’s existing and subsequently acquired or organized direct and indirect domestic subsidiaries (other than certain immaterial subsidiaries, non-wholly owned domestic subsidiaries, subsidiaries whose guarantee would result in material adverse tax consequences and subsidiaries whose guarantee is prohibited by applicable law). The Company, the Borrower and such guarantors are collectively referred to in this Current Report on Form 8-K as the “Loan Parties.”

The Loan Parties’ obligations under the Amended and Restated Credit Agreement are secured, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in (i) all tangible and intangible assets of the Loan Parties, except for certain excluded assets, and (ii) all of the equity interests of the subsidiaries of the Loan Parties held by the Loan Parties (limited, in the case of the equity interests of certain foreign subsidiaries and certain domestic subsidiaries that hold no assets other than equity interests of foreign subsidiaries, to 65% of the voting equity interests of such subsidiaries, equity interests the pledge of which is prohibited by applicable law and equity interests in certain joint ventures).

The Borrower is permitted to make voluntary prepayments at any time without payment of a premium, except that a 1% premium would apply to a repricing of the Tranche B Term Loans effected on or prior to the six-month anniversary of the effective date for the Amended and Restated Credit Agreement. The Borrower is required to make mandatory prepayments of term loans (without payment of a premium) with

(i) net cash proceeds from issuances of debt (other than certain permitted debt), (ii) net cash proceeds from certain non-ordinary course asset sales and casualty and condemnation proceeds (subject to reinvestment rights and other exceptions), and (iii) beginning with the fiscal year ending December 31, 2015, 50% of the Company’s excess cash flow (subject to decrease to (x) 25% if the Company’s total leverage ratio as of the last day of such fiscal year is less than 3.75 to 1.0 and equal to or greater than 3.00 to 1.0, and (y) 0% if the Company’s total leverage ratio as of the last day of such fiscal year is less than 3.00 to 1.0), provided that the Company may defer prepayments based on excess cash flow to the extent such payments would result in the Company’s GAAP working capital being less than $10 million (after giving effect to such prepayments).

The Tranche A Term Loans will amortize in equal quarterly installments in an aggregate annual amount equal to: (i) beginning on December 31, 2014 to December 31, 2016, 5% of the original principal amount thereof, (ii) beginning on December 31, 2016 to December 31, 2018, 7.5% of the original principal amount thereof, and (iii) beginning on December 31, 2018 to June 30, 2019, 10% of the original principal amount thereof with any remaining balance payable on the final maturity date of the Tranche A Term Loans. The Tranche B Term Loans will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount thereof, with any remaining balance payable on the final maturity date of the Tranche B Term Loans.

The Amended and Restated Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to the Company and its subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness, and dividends and other distributions. The Amended and Restated Credit Agreement also contains financial covenants that require the Company to maintain a minimum consolidated interest coverage ratio and a maximum total leverage ratio.

The Amended and Restated Credit Agreement contains the following events of default subject in certain cases to customary grace periods and notice requirements: (i) failure to pay principal, interest and other obligations when due, (ii) material misrepresentations by the Company, the Borrower or any of their subsidiaries, (iii) breach by any Loan Party of covenants, conditions or agreements in the Amended and Restated Credit Agreement and other related agreements, (iv) failure by the Company, the Borrower or any of their subsidiaries to make any payments when due under material indebtedness, (v) certain events with respect to material indebtedness that result in, or would allow the holders thereof to, accelerate such material indebtedness, (vi) certain bankruptcy events with respect to the Company, the Borrower or any of their material subsidiaries, (vii) failure by the Company, the Borrower or any of their material subsidiaries to pay judgments for the payment of money in an aggregate amount in excess of $10,000,000, (viii) the occurrence of certain ERISA events that could reasonably be expected to result in a material adverse effect on the Company’s business, assets, operations or financial condition, the Loan Parties’ ability to perform their obligations under the Amended and Restated Credit Agreement and other related agreements or the rights and remedies of the lenders and the administrative agent, (ix) failure of certain liens securing the Amended and Restated Credit Agreement and other related agreements to be, or asserted by any Loan Party not to be, valid and perfected, (x) failure of any guarantee by any Loan Party to be in full force and effect, and (xi) the occurrence of a Change in Control (as defined in the Amended and Restated Credit Agreement).

The foregoing description of the Amended and Restated Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

A copy of the press release announcing the Company’s entry into the Amended and Restated Credit Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amended and Restated First Lien Credit Agreement, dated as of August 20, 2013, as amended and restated as of July 9, 2014, among TriNet HR Corporation, as borrower, TriNet Group, Inc., the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

99.1	Press Release, dated July 10, 2014, entitled “TriNet Improves Interest Rate on Senior Secured Credit Facilities.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TriNet Group, Inc.

Dated: July 10, 2014	By:	/s/ Gregory L. Hammond
Gregory L. Hammond Executive Vice President and Chief Legal Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Amended and Restated First Lien Credit Agreement, dated as of August 20, 2013, as amended and restated as of July 9, 2014, among TriNet HR Corporation, as borrower, TriNet Group, Inc., the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

99.1	Press Release, dated July 10, 2014, entitled “TriNet Improves Interest Rate on Senior Secured Credit Facilities.”